EXHIBIT 99.1

Stamps.com Investor Contact: Austin Rettig Director, Investor Relations (310) 482-5830 http://investor.stamps.com	Press Contact: Dena Cook Zeno Group (310) 566-2283 dena.cook@zeno.com
STAMPS.COM ANNOUNCES FIRST QUARTER 2005 RESULTS

Q1 EPS of $0.07; Q1 Revenue of $11.8 Million, Up 56% Versus Last Year

LOS ANGELES, Calif. - April 28, 2005 - Stamps.com® Inc. (Nasdaq: STMP) today announced results for the first quarter ended March 31, 2005.

First quarter results include the following:

•	Total revenue was $11.8 million, an increase of 56% versus the same quarter last year.

•	Gross margin was 73% versus a gross margin of 61% in the same quarter last year.

•	GAAP net income was $1.6 million, or $0.07 per fully diluted share.

•
Subscription service revenue was $9.1 million and online store revenue was $1.9 million, up 52% and 43%, respectively, versus the first quarter of 2004. Insurance fees, licensing fees, and other revenue contributed an additional $0.8 million.

“We were very pleased with our strong first quarter revenue and earnings growth,” said president and CEO Ken McBride. “The momentum we have built in our core PC Postage business continued in the first quarter and carried us to our eleventh straight quarter of sequential revenue growth and our third quarter of profitability. We are also today revising upward our outlook for fiscal year 2005 revenue and net income.”

Stamps.com reported net income of $1.6 million for the first quarter of 2005 compared to a net loss of $4.5 million in the first quarter of 2004 and net income of $1.5 million in the fourth quarter of 2004. On a per share basis, net income was $0.07 in the first quarter of 2005 based on fully diluted shares outstanding of 23.4 million. This compares to a net loss of $0.20 in the first quarter of 2004, based on shares outstanding of 22.2 million.

Stamps.com recently announced the return of PhotoStamps™, the popular form of postage that allows consumers to turn digital photos, designs or images into valid U.S. postage. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a year-long market test beginning May 17, 2005. On April 26, Stamps.com began taking pre-orders for the second market test of PhotoStamps at its web site www.photostamps.com.

For the second quarter of 2005, Stamps.com anticipates that revenue will be approximately $13 million. Second quarter gross margin is expected to be approximately 70%. Net income for the second quarter is anticipated to be approximately $0.06 per fully diluted share. For the entire fiscal 2005, Stamps.com anticipates that revenue will be $56 million—an increase from the previous Company guidance of $48.5 million. Total 2005 gross margin is expected to be approximately 70%. Net income per share for fiscal 2005 is anticipated to be $0.31—an increase from the previous Company guidance of $0.26. Guidance for 2005 net income per share, and previous Company guidance, does not reflect any impact from the new accounting pronouncement relating to the expensing of stock options, FASB 123(R). Stamps.com currently expects to adopt 123(R) at the beginning of fiscal 2006.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables over 375,000 customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. PhotoStamps was extremely popular during the initial market test which was announced on Aug. 10, and ran through Sept. 30, 2004. During that 7 1/2 week period, more than 2.75 million individual PhotoStamps were ordered. PhotoStamps is expected to be available under authorization of the U.S. Postal Service for a second, year-long market test beginning May 17, 2005.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

# # #

STAMPS.COM INC.

CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2005	2004
Net revenues	$11,797	$7,580
Cost of net revenues	3,144	2,930
Gross profit	8,653	4,650
Operating expenses:
Sales and marketing	3,700	2,998
Research and development	1,505	2,280
General and administrative	2,385	4,381
Total operating expenses	7,590	9,659
Loss from operations	1,063	(5,009)
Other income (loss):
Interest income	551	506
Other income	64	-
Total other income	615	506
Pre-tax net income (loss)	1,678	(4,503)
Income tax	37	-
Net income (loss)	$1,641	$(4,503)
Net income (loss) per share:
Basic	$.07	$(.20)
Diluted	$.07	$(.20)
Weighted average shares outstanding:
Basic	22,514	22,206
Diluted	23,442	22,206*

* Common equivalent shares are excluded from the diluted earnings per share calculation as their effect is anti-dilutive.

CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$10,654	$11,198
Short-term investments	17,138	18,295
Restricted cash	554	554
Trade accounts receivable	1,886	1,534
Other accounts receivable	150	170
Other current assets	969	701
Total current assets	31,351	32,452

Property and equipment, net	3,475	3,473
Intangible assets, net	4,491	4,765
Long-term investments	60,137	57,160
Other assets	3,194	2,578
Total assets	$102,648	$100,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,554	$5,541
Total current liabilities	5,554	5,541

Stockholders' equity:
Common stock	45	45
Additional paid-in capital	601,955	601,064
Treasury Stock	(1,411)	(1,411)
Accumulated deficit	(502,471)	(504,112)
Unrealized loss on investments	(1,024)	(699)
Total stockholders' equity	97,094	94,887
Total liabilities and stockholders' equity	$102,648	$100,428